Exhibit 10.1

Rural/Metro Management Incentive Program Summary

Effective July 1, 2008

Purpose of Plan

Rural/Metro’s Management Incentive Program (“MIP” or “Plan”) is an annual cash incentive plan for the key executive positions as designated below. The MIP is designed to promote, recognize, and financially reward exceptional performance. This is accomplished by:

•	Establishing goals to encourage and influence superior performance and a high degree of accountability;

•

Communicating to eligible employees the importance of performance excellence, of substantially exceeding budget expectations, and of achieving other objectives annually agreed to as “personal goals;” and

•	Aligning executive accountability and corporate goals.

Discretionary Nature of Plan

This Plan summary document does not establish enforceable employee rights, contractual or otherwise, and does not establish an employment relationship enforceable by the participant. The annual amounts, budgeted expectations, and personal goals require review and approval by the Board of Directors. Further, the MIP is discretionary and its provisions are subject to change or termination by the Board of Directors at any time without notice. In determining whether quantitative financial goals have been satisfied, the Board of Directors may adjust the audited results (upward or downward) for Board-approved actions during the plan year taken in the best long-term interest of the Company, for special or unusual accounting outcomes, or as otherwise deemed necessary to effectuate the intent of the Plan to motivate its participants to meet or exceed budgeted expectations. In addition, the Board of Directors in its discretion may award amounts greater or lesser than amounts determined as provided herein.

Administration

The Compensation Committee of the Board of Directors, under the leadership of the Chair, is responsible for the overall administration of the MIP. The Compensation Committee is, therefore, defined as the “Plan Administrator.”

The CEO and CFO serve as staff to the Plan Administrator to provide reports, make recommended design modifications, and ensure accuracy of reporting. The CEO and CFO shall not participate in deliberations by the Plan Administrator regarding their own awards.

The Plan Administrator resolves any disputes concerning the plan, including payout disputes. The Board of Directors makes the final decision on all recommendations made by the Plan Administrator.

Duration of the Plan

The MIP is measured in terms of hard and personal goal achievement aligned with the Company’s fiscal year (July 1 through June 30). The MIP renews automatically from fiscal year to fiscal year unless otherwise determined by the Board of Directors.

Eligibility

In addition to the other terms and conditions applicable to the Plan, each participant is subject to the eligibility requirements below during the applicable plan year and through the MIP payout date:

•

The participant must continuously function in a position listed by the Plan Administrator as eligible for participation in the MIP. Such positions are generally a corporate executive (“Corporate Executive”) or group president (“Group President”) position.

•	The participant must not have given notice (or have been given notice by the Company) to terminate the participant’s employment with the Company.

Participants who are hired, transferred or promoted into or out of an eligible position or whose employment ends for any reason may, but need not be, considered for a prorated award based on the actual number of months worked.

The terms and conditions of this Plan are subject to individual employment agreements to the extent provided therein.

MIP Goals

MIP awards are based upon two categories of goals for Corporate Executives and three categories of goals for Group Presidents, as follows:

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A “Corporate Hard Goal” (CHG), which is defined as Consolidated Budgeted Net Income from Continuing Operations as set forth in the annual budget approved by the Board of Directors, is applicable to each participant.

•

Each Group President also has a “Regional Hard Goal” (RHG), which is defined as Consolidated Budgeted Operating Income from Continuing Operations for the Group President’s region as set forth in the annual budget approved by the Board of Directors.

•

Each participant also develops, in cooperation with the participant’s supervisor, a set of “Personal Goals” (PGs) to be achieved during the MIP period. Personal goals are specific to regional or corporate directives with emphasis on accountability and personal development related to each individual participant.

For purposes of MIP award calculation, the above goals are weighted as follows:

•	Corporate Executive: 70% CHG and 30% PGs.

•	Group President: 20% CHG; 50% RHG; and 30% PGs.

These goals are documented on a “Plan Scoring Criteria Form” (Form). Each PG is weighted individually in the Form to reach the 30% total. Each participant’s Form is available for review and approval by the Plan Administrator by May 15th (or as soon thereafter as practicable) and sent to the Board of Directors by June 1st (or as soon thereafter as practicable) for final approval.

Quantitative financial goals constitute confidential commercial or financial information that would result in competitive harm if disclosed, as may personal goals in appropriate cases.

MIP Awards

Step One: Determining whether the CHG has been achieved. Audited June 30th fiscal year-end financial statements generally available by September 15th are utilized to determine whether the CHG has been achieved.

If the Board determines that the CHG was not achieved, no award based on the CHG shall be made to any participant, and no award based on PGs shall be made to any Corporate Executive.

Step Two: Determining CHG award payout amounts. If the CHG is achieved or surpassed, the table below is used to identify the percentage of base salary to be used in computing the recommended CHG award for each participant level. As shown in the table below, incremental adjustment to the CHG award is made to recognize the actual percentage of the CHG that was achieved during the plan year.

Percentage of Goal Achieved	Percentage of CEO’s Base Salary	Percentage of Executive VP’s Base Salary	Percentage of Senior VP’s Base Salary	Percentage of Group President’s Base Salary	Percentage of Corporate VP’s Base Salary
100%	80.00%	50.00%	50.00%	50.00%	45.00%
125%	100.00%	62.50%	62.50%	62.50%	56.25%
150% or more	125.00%	75.00%	75.00%	75.00%	67.50%

Step Three: Determining whether RHGs have been achieved (applicable to Group Presidents only). The Board of Directors determines (in a manner similar to the determination of CHG achievement as described above) whether the RHG for each Group President has been achieved.

If the Board determines that a Group President’s RHG was not achieved, no MIP award shall be made to the Group President based on the RHG, and no award based on PGs shall be made to such Group President.

Step Four: Determining RHG award payout amounts (applicable to Group Presidents only). If an RHG is achieved or surpassed, the table above is used to identify the percentage of base salary to be used in computing the Group President’s recommended RHG award. As shown in the table, incremental adjustment to the RHG award is made to recognize the actual percentage of the RHG that was achieved during the plan year.

Step Five: Determining whether PGs have been achieved. The Board of Directors determines whether individual PGs have been achieved based on the parameters set forth in the Form. Further, as stated above, (i) no Corporate Executive is eligible for a PG award unless the CHG has been achieved; and (ii) a Group President is not eligible for a PG award unless such Group President’s RHG has been achieved.

Step Six: Determining PG award payout amounts. As noted above, a participant’s PGs are assigned a specific weight on the participant’s Form. If all PGs are met, the total 30% weighting for PGs is used in calculating the portion of the participant’s MIP award based upon PGs. If only some of the PGs are achieved, the total weighting for those achieved is used in the calculation. In the case of a Corporate Executive, the percentage of base salary used in calculating the Corporate Executive’s CHG award shall be used in calculating the Corporate Executive’s PG award. In the case of a Group President, the percentage of base salary used in calculating the Group President’s RHG award shall be used in calculating the Group President’s PG award.

The above steps are illustrated in Exhibit 1.

Set forth below is an example of an MIP calculation:

If the Company achieved 125% of the CHG in a plan year and the Group President achieved 150% of the RHG in a plan year, the Group President’s award would be calculated as follows: award of 50% X CHG of 125% X corporate allocation of 20% = 12.50%; plus, award of 50% X RHG of 150% X regional allocation of 50% = 37.50%; and assuming accomplishment of all personal goals, plus, award of 50% X RHG of 150% X personal allocation of 30%=22.50%. These three calculations would be added bringing the total award to 72.50% of the Group President’s base salary.

Payout Conditions

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A preliminary report is given to the Plan Administrator in August presenting the audited numbers for the hard goals and the summary of personal goals measured at June 30th. Any necessary updates on audited financial numbers that may impact hard goal achievements will be provided to the Plan Administrator during the September Compensation Committee meeting.

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It is the intention of this Plan that the Board of Directors will receive the appropriate information at the September Board Meeting to review and approve the awards and the awards would be paid as soon as possible after each September Board Meeting but in no case later than October 31st.

•	Incentive awards are calculated using the participants’ annual base pay at June 30th of the measurement fiscal year.

•	Incentive awards are subject to normal payroll withholding.

Rural/Metro Corporation
Decision Tree for Individual MIP Awards
-Exhibit 1-

Was Corporate Hard Goal Achieved?
No
Does Participant Have a Regional Hard Goal?
No
Award Analysis Complete. No Award.
Yes
Calculate Corporate Hard Goal Award Per Plan.
Does Participant Have Regional Hard Goal?
No
Yes
Was Regional Hard Goal Achieved?
No
Award Analysis Complete.
Yes
Calculate Regional Hard Goal Award Per Plan.
Did Participant Meet All or Any Soft Goals?
No
Award Analysis Complete.
Yes
Calculate Soft Goal Award Per Plan.